Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in Post–Effective Amendment No. 73 to the Registration Statement on Form N–1A of North Carolina Capital Management Trust: Government Portfolio of our report dated August 12, 2021, relating to the financial statements and financial highlights included in the June 30, 2021 Annual Reports to Shareholders of the above referenced fund, which is also incorporated by reference into the Registration Statement.

We also consent to the references to our Firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
August 20, 2021